EXHIBIT 99.(a)

Florida Progress Corporation
NEWS Release
Corporate Relations Department, St. Petersburg, Florida

Media Contact:
Karen Raihill -- (813) 866-5023

Florida Progress reports 5.2% increase in earnings per share from continuing operations

ST. PETERSBURG, FL (July 18, 1996) -- Florida Progress Corporation (NYSE:FPC), parent of Florida Power Corporation, reported second-quarter earnings of $58.8 million, or 61 cents a share from continuing operations, compared with $55.2 million, or 58 cents a share, for the prior-year quarter.

In anticipation of the spin-off of Progress Credit Corporation, the company's lending, leasing, and real estate business, Florida Progress recorded an after-tax charge in the second quarter of $25 million, or 26 cents per share, primarily to write down certain Progress Credit assets that will be sold. The company is reporting the results of Progress Credit as discontinued operations. The spin-off will allow Florida Progress management to focus more attention on its core utility and coal and transportation businesses. Progress Credit will be launched as a well-capitalized business dedicated to seeking growth opportunities primarily in real estate development to maximize the value of its assets for shareholders.

Improved operating results at Florida Power and Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress, contributed to the higher earnings for the quarter.

Florida Power earned $53.9 million, or 56 cents per share, on revenues of $588.7 million, compared with earnings of $50.6 million, or 53 cents per share, on revenues of $550.5 million in the second quarter of 1995.

Florida Power's customer growth, which is benefiting from a strong Florida economy, contributed to the utility's improved financial performance. Florida Power's customer growth rate continues to be nearly twice the industry average. The company added more than 10,300 new service connections during the quarter. New service connections are running at the highest annual rate since 1989. Industrial energy sales for the quarter increased because of a 27 percent jump in sales to phosphate customers, largely due to the opening of new mining operations in Hardee County.

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Florida Progress Corporation
News Release -- Florida Progress reports second-quarter earnings


Electric Fuels' earnings for the second quarter were $6.7 million, compared with $5.3 million a year ago. The earnings growth was attributed to improved results at both its marine and rail services operations.

Electric Fuels' marine operations continue to benefit from strong customer demand to move coal, grain, and other bulk commodities along the Ohio and lower Mississippi rivers and across the Gulf of Mexico.

Earnings from Electric Fuels' rail subsidiary, Progress Rail Services Corporation, improved as the company continues to expand its operations through acquisitions and internal expansion. Progress Rail Services has locations in 14 states and is one of the largest integrated processors and suppliers of railroad materials in the United States.

Florida Progress is a Fortune 500 diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services, and life insurance.

- ---------------------------------------------------------------------------------------------------------------

                                                   Three Months Ended                  Twelve Months Ended
                                                         June 30                              June 30

                                           ------------------------------------  ------------------------------
                                                1996                 1995                 1996             1995
                                           ----------------    ----------------  --------------   -------------
   Revenues                                $773,600,000        $731,300,000      $3,087,500,000   $2,840,600,000
                                           ----------------    ----------------  --------------   --------------

   Income from continuing operations         58,800,000          55,200,000         244,100,000      223,600,000

   Loss from discontinued operations        (25,000,000)                -           (25,000,000)              -
                                            ----------------    ---------------    -------------    -------------
   Net Income                              $ 33,800,000        $ 55,200,000       $ 219,100,000    $ 223,600,000
                                           ================    ===============    =============    =============
   Earnings Per Share (EPS):
   Florida Power Corporation                  $  .56              $  .53            $ 2.31             $ 2.13
   Electric Fuels Corporation                    .07                 .05               .27                .25
   Mid-Continent Life Insurance                  .01                 .02               .04                .08
   Other Diversified Operations                 (.03)               (.02)             (.09)              (.11)
                                              ------               -----             -----              -----
   Income from Continuing Operations             .61                 .58            $ 2.53              $2.35
   Loss from Discontinued Operations            (.26)                  -              (.26)                 -
                                              ------               -----             -----              -----
   Consolidated                               $  .35              $  .58            $ 2.27             $ 2.35
                                              ======               =====             =====              =====

   Average Common
   Shares Outstanding                      96,792,084          95,593,233         96,352,278         95,089,128

Current and prior periods reflect the recapitalization of the spin-off company, Progress Credit, and its associated treatment as discontinued operations.

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